Exhibit 99.1

DECKERS BRANDS ANNOUNCES BOARD APPROVAL
OF SIX-FOR-ONE FORWARD STOCK SPLIT

GOLETA, Calif., July 12, 2024 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced that its Board of Directors approved a six-for-one forward stock split. The Board also approved a proportionate increase in the number of authorized shares of common stock and preferred stock to accommodate the stock split.

The stock split and the authorized share increase are subject to stockholder approval of an amendment to the Company’s Certificate of Incorporation and the filing of the amendment with the Secretary of State of the State of Delaware. The Company intends to include a proposal seeking stockholder approval for this amendment at its upcoming annual meeting of stockholders, to be held on September 9, 2024. If the Company’s stockholders approve the proposal, the Company expects to file the charter amendment, and to implement the stock split and the authorized share increase, promptly following the 2024 annual meeting.

“The trading price of our common stock has risen significantly over the past several years as a result of our strong financial performance and the execution of our strategic plan. We believe effecting the forward stock split will make the shares of our common stock more affordable and attractive to a broader group of potential investors, including our employees, and increase the liquidity of the trading of the shares of our common stock,” said Dave Powers, President and Chief Executive Officer.

Following stockholder approval, and the filing and effectiveness of the charter amendment, every one share of common stock outstanding on September 6, 2024, the record date for the stock split, will be split into six shares of common stock, and every one share of preferred stock will be split into six shares of preferred stock. There are currently no shares of preferred stock outstanding. The additional shares will be distributed after market close on September 16, 2024.

Subject to final approval by the New York Stock Exchange, trading is currently expected to begin on a post-stock split adjusted basis at market open on September 17, 2024.

About Deckers Brands
Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, Koolaburra®, and AHNU®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in connection with the proposal to approve the charter amendment and effect the stock split and the authorized share increase to be submitted to the Company’s stockholders at the 2024 annual meeting. This press release does not contain all the information that should be considered by Company stockholders concerning this proposal and is not intended to form the basis of any voting decision in respect of this proposal. In connection with this proposal and the other matters to be considered at the 2024 annual meeting, the Company plans to file a definitive proxy statement on Schedule 14A with the SEC. Once available, stockholders and other interested persons are encouraged to read the definitive proxy statement and other relevant documents filed with the SEC. Investors and other interested parties will be able to obtain the proxy materials free of charge on the Company’s investor relations website, www.ir.deckers.com, or on the SEC’s website, www.sec.gov.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the proposal to approve the charter amendment and effect the stock split and the authorized share increase. Information regarding the directors and executive officers, including a description of their interests in the Company, can be found in the Company’s proxy materials to be filed in connection with the 2024 annual meeting, which will be available free of charge on the websites indicated above.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the expected timing of the 2024 annual meeting, the outcome of voting with respect to the proposal to approve the charter amendment, the implementation and timing of the stock split and the authorized share increase, and the timing of trading on a post-stock split basis. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements, including the risk that stockholders will not approve the increase in the number of authorized shares of our common stock and preferred stock, the stock split is prevented from taking effect or is delayed due to legal or regulatory constraints and other risk factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as well as in our Quarterly Reports on Form 10-Q and other filings with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611